EXHIBIT 10.25

CIENA CORPORATION

AMENDMENT NO. 1
TO THE
1999 NON-OFFICER STOCK OPTION PLAN

     I, Russell B. Stevenson, Jr., Secretary of CIENA Corporation, certify that on October 16, 2001, the Human Resources Committee of the Board of Directors, acting in its capacity as the Committee to administer the 1999 Non-Officer Stock Option Plan (the “Plan”) duly adopted the following resolutions amending the Plan:

RESOLVED, that the authorized number of shares of Common Stock available for grant under the Company’s 1999 Non-Officer Stock Option Plan (the “Plan”) be and hereby is increased from 24,000,000 shares to 39,000,000 shares.

RESOLVED FURTHER, that on the last day of each fiscal year of the Company, beginning with fiscal 2002, the authorized number of shares of Common stock available for grant under the Plan shall be increased by 4.2% of the number of shares of Common Stock then issued and outstanding.

RESOLVED FURTHER, that 15,000,000 additional shares of Common Stock shall be immediately reserved for issuance under the Plan; and on the last day of each fiscal year beginning with fiscal 2002 an additional number of shares shall be reserved for issuance under the Plan equal to the increase in the number of shares authorized to be issued under the Plan on that date.

Russell B. Stevenson, Jr. Secretary